                         [MEDLEN & CARROLL LETTERHEAD]



                                                                Exhibit 23.3


January 15, 1997

Cerus Corporation
2525 Stanwell Drive, Suite 300
Concord, CA 94520

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission (Registration No. 333-11341)
(the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,300,000 shares of common stock of Cerus Corporation (the "Shares"), which includes an overallotment option granted to the Underwriters to purchase 300,000 shares of common stock. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement.

We consent to the references to our firm under the caption "Experts" in the Registration Statement as well as in subsequent amendments, and the further consent to the use of this consent as an exhibit to the Registration Statement.

Very truly yours,

MEDLEN & CARROLL, LLP

/s/ Peter G. Carroll

Peter G. Carroll

PGC:gsm

Encl.